As filed with the Securities and Exchange Commission on April 3, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLIFTON BANCORP INC.

(exact name of registrant as specified in its charter)

Maryland	46-4757900
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1433 Van Houten Avenue

Clifton, New Jersey 07015

(973) 473-2000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Clifton Savings Bank 401(k) Savings Plan

(Full Title of the Plan)

Paul M. Aguggia Chairman of the Board, President and Chief Executive Officer Clifton Bancorp Inc. 1433 Van Houten Avenue Clifton, New Jersey 07015 (973) 473-2000	Copies to: Aaron M. Kaslow, Esq. Suzanne A. Walker, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005 (202) 508-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock $0.01 par value	498,108	$11.52(3)	$5,738,205	$740
Participation Interests	(4)	—	—	—

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Clifton Savings Bank 401(k) Profit Sharing Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Clifton Bancorp Inc. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The average of the bid and ask price of the Common Stock as reported on the Nasdaq Stock Market on April 2, 2014 in accordance with 17 C.F.R. §230.457(c).
(4)	In addition, pursuant to 17 C.F.R. §230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan, based upon the maximum amount that could be issued under the Plan pursuant to 17 C.F.R. §230.457(h)(5). In accordance with 17 C.F.R. §230.457(h), where securities are to be offered pursuant to an employee benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with the current assets of such Plan. Accordingly, no separate fee is required for the participation interests.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

Clifton Bancorp Inc.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. The documents containing the information for the Clifton Savings Bank 401(k) Savings Sharing Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed or to be filed by Clifton Bancorp Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a) The Prospectus filed with the SEC by the Registrant (File No. 333-192598) pursuant to Rule 424(b)(3) on February 6, 2014.

(b) The Corporation’s Quarterly Report on Form 10-Q filed with the SEC on March 19, 2014 (File No. 333-192598).

(c) The description of the Registrant’s common stock contained in the Registrant’s Form 8-K 12B (File No. 001-36390), as filed with the SEC on April 1, 2014.

(d) The Corporation’s Current Report on Form 8-K (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on March 28, 2014.

(e) The Annual Report on Form 11-K of the Plan for the year ended December 31, 2012, filed with the SEC on June 20, 2013.

(f) All documents filed by the Registrant, where applicable, pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02. 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act pursuant to subsection (a) of Rule 12g-3 promulgated under the Exchange Act as a result of the Corporation becoming the successor issuer to Clifton Bancorp Inc. in connection with the second step conversion. Accordingly, a description of the Common Stock is not required herein.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers and Plan Administrator

Article Ninth of the Articles of Incorporation of Clifton Bancorp Inc. (the “Corporation”), a Maryland corporation provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 7.	Exemption from Registration Claimed

None.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1	Articles of Incorporation of Clifton Bancorp Inc. (1)

4.2	Bylaws of Clifton Bancorp Inc. (2)

4.3	Clifton Bancorp Inc. Form of Stock Certificate (3)

4.4	Clifton Savings Bank 401(k) Savings Plan

5.1	The shares of common stock registered hereby to be offered and sold pursuant to the Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.

23	Consent of ParenteBeard LLC

24	Power of Attorney (contained on the signature page).

(1)	Filed as Exhibit 3.1 to the Corporation’s Form S-1 Registration Statement filed with the SEC on November 27, 2013 (File No. 192598).
(2)	Filed as Exhibit 3.2 to the Corporations Form S-1 Registration Statement filed with the SEC on November 27, 2013 (File No. 192598)
(3)	Filed as Exhibit 4.0 to the Corporation’s Form S-1 Registration Statement filed with the SEC on November 27, 2013 (File No. 192598).

2

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)–(g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the

3

matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The registrant has submitted or will submit the Plan and amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

4

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Clifton Bancorp Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Clifton, State of New Jersey on April 3, 2013.

CLIFTON BANCORP INC.

By:	/s/ Paul M. Aguggia
Paul M. Aguggia Chairman of the Board of Directors, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Paul M. Aguggia and Christine R. Piano as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Paul M. Aguggia Paul M. Aguggia	Chairman of the Board of Directors, President, Chief Executive Officer and Director (principal executive officer)	April 3, 2014

/s/ Christine R. Piano	Chief Financial Officer and Treasurer (principal financial and accounting officer)	April 3, 2014
Christine R. Piano

/s/ Stephen Adzima	Director	April 3, 2014
Stephen Adzima

/s/ Thomas A. Miller	Director	April 3, 2014
Thomas A. Miller

/s/ John H. Peto	Director	April 3, 2014
John H. Peto

/s/ Charles J. Pivirotto	Director	April 3, 2014
Charles J. Pivirotto

/s/ Cynthia Sisco	Director	April 3, 2014
Cynthia Sisco

/s/ Joseph C. Smith	Director	April 3, 2014
Joseph C. Smith

2

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Clifton Savings Bank 401(k) Savings Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Clifton, New Jersey on April 3, 2014.

CLIFTON SAVINGS BANK
401(k) SAVINGS PLAN

By:	/s/ Paul M. Aguggia
Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Articles of Incorporation of Clifton Bancorp Inc.	Incorporated herein by reference.

4.2	Bylaws of Clifton Bancorp Inc.	Incorporated herein by reference.

4.3	Clifton Bancorp Inc. Form of Stock Certificate	Incorporated herein by reference.

4.4	Clifton Savings Bank 401(k) Savings Plan	Filed herewith.

5.1	The shares of common stock registered hereby to be offered and sold pursuant to the Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.

23.2	Consent of ParenteBeard LLC	Filed herewith.

24	Power of Attorney	Located on the signature page.